Exhibit 99

News Release

First Regional	1801 Century Park East
Bancorp	Century City, California 90067
Telephone (310) 552-1776
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP HONORS JACK A. SWEENEY AS

FOUNDER AND CHAIRMAN EMERITUS,

ANNOUNCES BOARD CHANGES;

APPOINTS GARY M. HORGAN AS NEW CHAIRMAN

CENTURY CITY, CA (Dec. 30, 2008)—Jack A. Sweeney, Chairman and director of First Regional Bancorp (Nasdaq Global Select Market: FRGB) and its subsidiary, First Regional Bank, has announced that, effective Jan. 2, 2009, he will retire from his dual roles as Chairman and director of each of First Regional Bancorp and First Regional Bank.  In recognition of his 29 years of service as First Regional’s Chairman and Chief Executive Officer, the company’s Board of Directors has honored Mr. Sweeney, who next month celebrates his 79th birthday, by designating him as First Regional’s “Founder and Chairman Emeritus.”

H. Anthony Gartshore, President and Chief Executive Officer, commented:  “Honoring Jack Sweeney as Founder and Chairman Emeritus is a well-earned recognition of his long and distinguished banking career.  Among his many achievements, Jack founded First Regional Bank in 1979, and served as our Chairman and Chief Executive Officer from the company’s inception through the present year.”

In connection with Mr. Sweeney’s retirement, the company also announced that, effective Jan. 2, 2009, Gary M. Horgan will assume the post of Chairman of the Board of First Regional Bancorp and First Regional Bank.  Mr. Gartshore noted:  “Gary Horgan has been an independent member of our board of directors since 1997.  He has had a distinguished career serving the banking industry, and is recognized as a premier attorney in the banking and financial industries.  This experience enables Mr. Horgan to bring a unique and valuable perspective to his expanded role at First Regional.”

The company further announced that Marilyn J. Sweeney will become a member of the First Regional Bancorp board of directors on Jan. 2, 2009, in addition to her present position on the board of First Regional Bank.  Mr. Gartshore added:  “As a member of the board since 2001, Marilyn Sweeney also possesses a thorough understanding of the banking industry and the challenges and opportunities it faces.  We are delighted to add Marilyn’s many talents to the board of First Regional Bancorp.”

Mr. Gartshore concluded:  “These changes in the composition of our board of directors represent continuity of leadership in a difficult economy.  With extensive experience gathered in good times and bad, First Regional is well prepared to address the challenges and opportunities ahead as we pursue our primary goal of protecting and enhancing the company’s financial strength and shareholder value over the long term.  We thank our shareholders for their continued support.”

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

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